Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Semi-Annual Dividend

LAKELAND, Fla., Oct. 1, 2014 - Publix Super Markets Inc. announced its board of directors declared a semi-annual cash dividend of 37 cents per share on its common stock.

The dividend will be payable Dec. 1, 2014, either through direct deposit or mailed as a check to stockholders of record as of the close of business Oct. 31, 2014.

Stockholders who would like to elect direct deposit of dividends should visit the Stockholder Services page at www.publix.com/stock. A Direct Deposit Authorization for Publix Stock Dividend Form is available on this page. Stockholders should complete, print and sign the form as indicated and then send the completed form along with a voided check to Publix stockholder services.

Publix is privately owned and operated by its 170,500 employees, with 2013 sales of $28.9 billion. Currently Publix has 1,081 stores in Florida, Georgia, Alabama, South Carolina, Tennessee and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 17 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###